Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (and any amendments thereto) need be filed with respect to the beneficial ownership by each of the undersigned of securities of Talis Biomedical Corporation.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 26th day of February 2021

BAKER BROS. ADVISORS LP

By:	Baker Bros. Advisors (GP) LLC, its general partner

By:	/s/ Scott L. Lessing
	Name:	Scott L. Lessing
	Title:	President

BAKER BROS. ADVISORS (GP) LLC

By:	/s/ Scott L. Lessing
	Name:	Scott L. Lessing
	Title:	President

/s/ Julian C. Baker
Julian C. Baker

/s/ Felix J. Baker
Felix J. Baker

FBB3 LLC

/s/ Julian C. Baker
Name:	Julian C. Baker
Title:	Manager

FBB Associates

/s/ Julian C. Baker
Name:	Julian C. Baker
Title:	Partner